EXHIBIT 8.1
List of Subsidiaries
(As of the date of this annual report)
Wholly-Owned Subsidiaries

Place of Incorporation
1. Global Ring Limited	Hong Kong
2. Well Profit Creation Limited	Hong Kong
3. Bright Sound Limited	British Virgin Islands
4. Win Bright Creation Limited	Hong Kong
5. Noah Education Development (Chengdu) Co., Ltd.	PRC
6. Changsha Little Star Cartoon Digital Technology Ltd	PRC
7. Changsha High-Tech Industrial Development Zone Xingya Electronic Technology Co., Ltd.	PRC
8. Changsha Little New Star Stationery Development Co., Ltd.	PRC
9. Shanxi Datong Little New Star Foreign Languages School	PRC
10. Changsha Tianxin District Little New Star School	PRC
11. Changsha Tianxin District New Star English Training School	PRC
12. Xiangtan Yuetang District Little New Star English School	PRC
13. Innovative Noah Electronic (Shenzhen) Co., Ltd.	PRC
14. New Noah Technology (Shenzhen) Co., Ltd.	PRC
15. Noah Education Technology (Shenzhen) Co., Ltd.	PRC
16. Bright Sound Electronic Technology (Shenzhen) Co., Ltd.	PRC
17. Shenzhen New Noah Education Investment Development Co., Ltd.	PRC
18. Beijing Haidian New Noah School	PRC
19. Chengdu New Noah School	PRC
20. Chongqing New Noah School	PRC
21. Beijing Noah Zhi Yuan Education Consulting Co., Ltd.	PRC
22. Beijing Xicheng New Noah School	PRC
23. Chengdu Innovative Noah Electronic Co., Ltd.	PRC
24. Chengdu Shidai Noah Education Software Co. Ltd.	PRC
25. Chengdu Zhiyuan Noah Education Technology Co. Ltd.	PRC
26. Chengdu Shidai Noah Information Technology Co. Ltd.	PRC
Consolidated Affiliated Entities

Place of Incorporation
1. Shenzhen Zhi Yuan Noah Internet Co., Ltd.	PRC
2. Changsha Leisen Education Software Co., Ltd.	PRC